Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on March 25, 2022 (the “Effective Date”), by and between Taryn Fielder (the “Executive”), and Veris Residential, Inc., a Maryland corporation (the “Company”) with offices at Harborside 3, 210 Hudson St., Suite 400, Jersey City, NJ 07311.

RECITALS

WHEREAS, the Company desires to employ Executive as its Executive Vice President, General Counsel and Corporate Secretary and to enter into this Agreement to set forth the terms and conditions of employment, and Executive desires to accept such employment, pursuant to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

1.	Employment.

The Company hereby agrees to employ Executive, and Executive hereby agrees to accept such employment, upon the terms and conditions set forth in this Agreement. Effective as of the Effective Date, the terms and conditions of Executive’s employment shall be governed by the terms of this Agreement, which shall supersede all prior understandings and agreements, written or oral, with respect to Executive’s employment.

2.	Employment Period.

(a) Subject to Sections 3(b) and 5 hereof, the Company agrees to employ Executive, and Executive agrees to continue to be employed by the Company, in each case pursuant to this Agreement, for a period commencing on April 18, 2022, or such other date mutually agreed (the “Start Date”) and ending December 31, 2024 (the “Term”). On each December 31 during the Term, commencing with December 31, 2024, the Term will be automatically extended for an additional one year, through the following December 31, unless either party notifies the other party in writing, not fewer than ninety (90) days prior to such December 31, that it has elected not to extend the Term, in which event the Term shall expire on such December 31.

(b) Notwithstanding anything contained herein to the contrary: (i) Executive’s employment with the Company may be terminated by the Company or Executive during the Term, subject to the terms and conditions of this Agreement; and (ii) nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Term upon such terms and conditions as the Board of Directors of the Company (the “Board”), and Executive may mutually agree. Executive’s period of employment pursuant to this Agreement shall hereinafter be referred to as the “Employment Period”.

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3.	Duties and Responsibilities.

(a) During the Employment Period, Executive shall be employed and serve as the Executive Vice President, General Counsel and Corporate Secretary of the Company reporting directly to the Chief Executive Officer of the Company (the “CEO”). In such position, Executive shall perform such duties, functions and responsibilities during the Employment Period, commensurate with Executive’s position, as reasonably and lawfully directed by the CEO.

(b) Executive shall devote substantially all of Executive’s business time, attention and efforts to the performance of Executive’s duties under this Agreement, render such services to the best of Executive’s ability, and use Executive’s reasonable best efforts to promote the interests of the Company (which, for all purposes of this Section 3(b), shall mean the Company and its subsidiaries (together the “Company Group”)). Without limiting the foregoing, Executive shall not engage in any other business, occupation or related activity during the Employment Period that (i) conflicts with the interests of the Company or its subsidiaries, (ii) interferes with the proper and efficient performance of Executive’s duties for the Company, or (iii) interferes with the exercise of Executive’s judgment in the Company’s best interests. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for Executive to (iv) with the advance approval of the Board or the Governance Committee of the Board (not to be unreasonably withheld), serve on corporate boards or committees, (v) serve on civic or charitable boards or committees (vi) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (vii) manage personal investments, including real estate investments, so long as such activities do not interfere with or detract from the performance of Executive’s responsibilities to the Company in accordance with this Agreement, and provided that any real estate investments or activities, other than ownership, management, and/ or rental of personal homes or vacation properties, shall be limited to passive, non-controlling investments and activities.

4.	Compensation and Benefits.

(a) Base Salary. Effective on the Start Date and during the Employment Period, the Company shall pay Executive an annual base salary in the amount of $400,000 (as may be adjusted pursuant to the following sentence, the “Annual Base Salary”), payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. Executive’s Annual Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board or its Compensation Committee (the “Compensation Committee”), be increased at any time or from time to time, but may not be decreased from the then current Annual Base Salary without Executive’s prior written consent.

(b) Incentive Compensation/Bonuses. In addition, Executive shall be eligible to receive incentive compensation as follows:

(i) Bonus Opportunity: For each fiscal year during the Employment Period, Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) under the terms of the Company’s annual bonus plan as in effect from time to time, based on the achievement of performance criteria established by the Board or the Compensation Committee within the first

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three (3) months of each fiscal year during the Employment Period. Executive shall be eligible to receive an Annual Bonus equal to fifty percent (50%) of Executive’s Annual Base Salary if threshold performance is attained, an Annual Bonus equal to one hundred percent (100%) of Executive’s Annual Base Salary (“Target Bonus”) if target performance is attained and an Annual Bonus equal to one hundred and fifty percent (150%) of Executive’s Annual Base Salary if performance equals or exceeds the maximum performance level established; provided that Executive’s Annual Bonus for fiscal year 2022 shall be computed such that Executive was deemed to have commenced employment on January 1, 2022, and shall be no less than $400,000 (the “2022 Guaranteed Minimum Bonus”). Payment of Annual Bonuses to Executive, if any, shall be made in the same manner and at the same time that other senior-level executives receive their annual bonus awards, but in any event on or before March 15 following the end of the applicable performance year.

(ii) Long Term Incentive Opportunity: During the Employment Period, for each year, inclusive of the 2022 fiscal year, Executive shall be eligible to be granted an annual long term incentive or equity award (the “Annual LTI”) as determined by the Board or the Compensation Committee in its sole discretion under such plans and programs as may be in effect for other senior-level executives at the time of grant; provided that the Annual LTI award for the 2022 fiscal year will have a grant date fair value equal to one hundred forty percent (140%) of Executive’s Annual Base Salary and will be made within thirty days following the Start Date.

(iii) Sign-on Equity Award:  Executive shall be granted a one-time long term incentive or equity award no later than thirty days following the Start Date with a grant date fair value equal to $400,000, which will vest 60% on December 31, 2022, 20% on December 31, 2023 and 20% on the third anniversary of grant (the “Sign-On Equity Award”), subject to Executive’s continued employment (which, for the avoidance of doubt, shall not be subject to performance vesting).

(iv) Taxes and Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or Executive’s estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

(c) Additional Benefits. In addition to the compensation specified above and other benefits provided pursuant to this Section 4, Executive shall be entitled to the following benefits:

(i) participation in the Company’s 401(k) Savings and Retirement Plan (subject to statutory rules and maximum contributions and non-discrimination requirements applicable to 401(k) plans) and eligibility to participate in such other benefit plans and programs, including but not limited to any other incentive compensation plans or programs (whether or not employee benefit plans or programs), as maintained by the Company from time to time and made generally available to executives of the Company with such participation to be consistent with

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reasonable Company guidelines applicable to senior executives and each pursuant to the terms and conditions of such benefit plan as they may exist from time to time;

(ii) participation in any health insurance, disability insurance, paid vacation, group life insurance, other welfare benefit program, or perquisites made generally available to executives of the Company, subject to the general eligibility and participation provisions set forth in such plans;

(iii) participation in all deferred compensation, retirement or other benefit plans or perquisites as may be provided to any other executive of the Company on terms and conditions at least as favorable to Executive as the terms and conditions generally applicable to all other executives of the Company who are also executive officers of the Company (as defined in Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

(iv) upon the submission of proper substantiation by Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, reimbursement for all reasonable expenses actually paid or incurred by Executive during the Employment Period in the course of and pursuant to the business of the Company; and

(v) reimbursement of Executive’s reasonable, out-of-pocket attorneys’ fees incurred in connection with the negotiation of the terms of this Agreement (including the exhibits  hereto), not to exceed $15,000 in the aggregate. Such reimbursement shall be paid within  thirty (30) days following Executive’s submission of an invoice to the Company documenting such attorneys’ fees, which Executive shall submit promptly following execution of this Agreement.

(d) Relocation.  Executive and the Company agree that Executive shall be based in the Washington, D.C. metropolitan area to perform her duties, subject to reasonable travel requirements at the Company’s sole expense. The Executive agrees that she will make reasonable efforts to travel to the Company’s executive offices as reasonably required for business purposes from time to time. Provided that the Executive and the Company mutually agree at any point during the Employment Period that Executive will relocate to the New York metropolitan area, the Company will reimburse Executive for reasonable and direct expenses incurred in connection with (i) Executive’s and Executive’s family’s relocation from the Washington, DC metropolitan area to the New York metropolitan area in an amount not to exceed $25,000, and (ii) Executive’s travel and lodging in searching for a home or commuting prior to Executive’s relocation for a period of not more than eighteen (18) months from the time the parties mutually agree on relocation, in each case as soon as reasonably practicable following the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures and in an amount not to exceed $25,000.

5.	Termination of Employment; Severance Agreement.

(a) Termination. The Employment Period, and Executive’s employment with the Company, shall terminate upon the earliest to occur of (i) Executive’s death, (ii) a termination by the Company by reason of Executive’s Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Executive with or without Good Reason. Upon any

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termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive is deemed to have resigned and agrees to execute any necessary documents to resign from any and all directorships, committee memberships or any other positions Executive holds with the Company, any of its subsidiaries or any third party boards or committees of which Executive is a member for or on behalf of the Company or as a result of Executive’s employment with the Company. For the avoidance of doubt, the expiration of the Term in accordance with Section 2(a) shall not be considered a termination of Executive’s employment by the Company with or without Cause or the resignation of Executive for Good Reason or otherwise, and Executive’s employment shall not be considered to have been constructively terminated for any reason unless Executive resigns for Good Reason in accordance with this Agreement.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or any such termination by Executive (other than on account of death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. In the event of the termination of Executive’s employment on account of death, written Notice of Termination shall be deemed to have been provided on the date of death.

(c) “Cause” shall mean the intentional and willful commission by Executive of any of the following acts or omissions:

(i) willful and continued failure to use best efforts to substantially perform Executive’s duties to the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) for a period of thirty (30) days after written demand for substantial performance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially performed Executive’s duties;

(ii) material and continued failure to comply with Executive’s obligations under any written policy of the Company applicable to senior executives as approved by the Board from time to time for a period of thirty (30) days after written demand for substantial compliance is delivered by the Company specifically identifying the manner in which the Company believes Executive has not substantially complied;

(iii) any act of fraud, embezzlement, misappropriation, or misuse for personal benefit of the assets or property of the Company; or
(iv) a conviction of or plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof;

For purposes of this Section 5(c), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in furtherance of, or not opposed to, the interests of the Company.

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(d) “Change in Control” shall mean that any of the following events has occurred:

(i) any “person” or “group” of persons (as such terms are used in Sections 13 and 14 of the Exchange Act) other than any member of the Company Group, or any employee benefit plan sponsored by the Company Group, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of the Company issued and outstanding immediately prior to such acquisition;

(ii) any shares of common stock of the Company are purchased pursuant to a tender or exchange offer, other than an offer by the Company, that results in any “person” or “group” of persons (as such terms are used in Sections 13 and 14 of the Exchange Act) becoming the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act) of 30% or more of the shares of common stock of the Company issued and outstanding immediately prior to such tender or exchange offer;

(iii) individuals who, on the date of this Agreement, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that (x) any person becoming a member of the Board after the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without minuted objection to such nomination) shall be an Incumbent Director and (y) no individual initially elected or nominated as a member of the Board after the date of this Agreement as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person (as such term is used in Sections 13 of the Exchange Act) other than the Board, including by reason of any agreement intended to avoid or settle any such election contest or proxy contest, shall be deemed an Incumbent Director; or

(iv) the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, in each case, if the shareholders of the Company immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 under the Exchange Act), immediately after consummation of such transaction, equity securities (other than options and other rights to acquire equity securities) representing less than 50% of the voting power of the surviving, successor or acquiring entity (or the ultimate parent entity thereof).

(e) “Change in Control Period” shall mean the period commencing on the earlier of (i) the date that a Change in Control is consummated or (ii) three (3) months prior to the date that a Change in Control occurs (provided it is actually consummated), and in either case ending on the first anniversary of the Change in Control.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Disability” shall mean the inability of Executive, as a result of any medically determinable physical or mental disease, injury, or congenital condition, to substantially perform Executive’s principal duties to the Company, with or without reasonable accommodation, for a

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continuous period of one hundred and eighty (180) days, or periods aggregating two hundred and seventy (270) days in any twelve (12) month period.
(h) “Good Reason” shall mean, without the express written consent of Executive, the occurrence of any of the following circumstances during the Employment Period:

(i) the material diminishment of Executive’s title, authority, duties or responsibilities, it being understood that during a Change in Control Period, Good Reason shall be deemed to have occurred if Executive is not in the same position and with the same authority, duties and responsibility applicable to the Executive immediately prior to the Change in Control Period;

(ii) a material reduction in Executive’s Annual Base Salary, it being understood that any reduction below the Base Salary as in effect as of the Start Date shall constitute Good Reason;

(iii) a Company-required change from the geographic location at which Executive must perform the services under this Agreement (which, for the sake of clarity, shall be remotely from the Washington, D.C. metropolitan area subject to the terms set forth in Section 4(d) and unless otherwise agreed pursuant to Section 4(d)); or

(iv) the failure of the Company to obtain agreement from any successor to assume and agree to perform this Agreement.

Notwithstanding the foregoing, Executive shall not be considered to have resigned for Good Reason unless Executive gives the Company written notice of resignation, specifying in reasonable detail the circumstance constituting Good Reason, not more than thirty (30) days after the occurrence of such circumstance, the Company fails to cure (to the extent curable) such circumstance within thirty (30) days after receipt of such notice and Executive terminates Executive’s employment within three hundred and sixty-five (365) days after the expiration of such cure period; provided, that if the Company does cure such circumstance within such period Executive may withdraw Executive’s notice of resignation without prejudice within ten (10) days after the end of the cure period.

(i) “Termination Date” shall mean the date on which Executive’s employment is terminated for any reason.

The definitions contained in Sections 5(c) through 5(i) shall apply for all purposes under this Agreement.

6.	Severance Benefits Resulting from Death or Disability.

Upon a termination of Executive’s employment by reason of death or Disability whether before or after the expiration of the Term, Executive (or the representative of Executive’s estate) shall be entitled to receive the following payments and benefits, subject to compliance in the case of Disability with the release requirement of Section 9 and except as otherwise provided in Sections 13(h) and 15(e):

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(a) The following “Accrued Obligations”, payable as and when those amounts would have been payable had the Employment Period not ended:
(i) all accrued but unpaid Base Salary through the Termination Date;
(ii) any unpaid or unreimbursed expenses incurred in accordance with Company policy to the extent incurred during the Employment Period;

(iii) any accrued but unpaid benefits provided under the Company’s employee benefit plans (not including any severance, separation pay, or supplemental unemployment benefit plan), subject to and in accordance with the terms of those plans;

(iv) any earned but unpaid Annual Bonus in respect to any completed fiscal year that has ended on or prior to the Termination Date; and

(v) rights to indemnification by virtue of Executive’s position as an officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(b) An amount equal to Executive’s Annual Bonus for the year in which the Termination Date occurs, based upon the Company’s actual performance for the year, multiplied by a fraction, the numerator of which is the number of days in such year through and including the Termination Date and the denominator of which is the total number of days in such year, payable at the same time that Annual Bonuses are paid to active employees; provided, however, if such Termination Date occurs in 2022, the Bonus for purposes of this Section (b) shall be the 2022 Minimum Guaranteed Bonus, multiplied by a fraction, the numerator of which is the number of days in such year from January 1, 2022 through and including the Termination Date, and the denominator of which is the total number of days in such year.

7.	Severance Benefits upon Termination Without Cause, or Resignation for Good Reason, each during the Term or a Change in Control Period.

In the event that either during the Term or thereafter during a Change in Control Period (i) the Company terminates Executive’s employment for any reason other than Cause or Disability, or (ii) Executive resigns for Good Reason, Executive shall be entitled to receive the following payments and benefits, subject to compliance with the release requirement of Section 9 and except as otherwise provided in Sections 13(h) and 15(e):

(a) All payments and benefits described in Section 6.

(b) A lump sum cash payment in an amount equal to one and one-half (1.5) times the sum of (i) Executive’s Annual Base Salary immediately prior to the Termination Date (without regard to any reduction which occasioned a Good Reason termination), and (ii) Executive’s Target Bonus for the year during which the Termination Date occurs (or, if greater, Executive’s Target Bonus that is not less than 100% of the Base Salary as set forth in this Agreement), payable as soon as practicable after the Termination Date; provided however, that if such termination occurs during a Change in Control Period, the lump sum cash payment shall be in an amount equal to two

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(2) times the sum of (i) Executive’s Annual Base Salary (without regard to any reduction which occasioned a Good Reason termination) immediately prior to the Termination Date, and (ii) Executive’s Target Bonus for the year during which the Termination Date occurs. Further, in the event not yet fully vested as of the Termination Date, the Sign-On Equity Grant shall vest in full.

(c) If Executive elects, on behalf of Executive or Executive’s eligible dependents, to continue medical coverage under any medical plan of the Company pursuant to the provisions of Section 4980B of the Code or any other applicable law (“COBRA”), and such election is available to Executive pursuant to then governing law, and complies with all requirements for such coverage, an amount, payable not later than the last day of each month that such coverage is in effect, up to a maximum of eighteen (18) months, (or such shorter duration as governing law may then allow) equal to the excess, if any, of the premium paid by Executive for such coverage pursuant to COBRA over the premium that would be paid by an active employee for comparable coverage (the “Medical Continuation”). If Executive’s continuation coverage is terminated for any reason other than dictate of governing law prior to the end of such eighteen (18) month period, the Company’s obligations under this Section 7(c) shall terminate, regardless of whether the termination of Executive’s coverage constitutes a second qualifying event as defined by COBRA with respect to any other dependent.

8.

Compensation or Severance Benefits upon Termination of Employment by the Company for Cause, Termination by the Company Without Cause following the Term, Resignation by Executive without Good Reason, or Resignation by Executive following the Term.

(a) Termination by the Company for Cause or Resignation without Good Reason during the Term. In the event the Company terminates Executive’s employment for Cause (whether during the Term or thereafter), or Executive resigns without Good Reason prior to the expiration of the Term, Executive shall only be entitled to receive the Accrued Obligations, payable as and when those amounts would have been payable had the Employment Period not ended.

(b) Termination by the Company without Cause or Resignation by Executive with Good Reason following the Term. In the event that following the expiration of the Term on its own accord (assuming Executive’s employment has not been terminated prior to such date), the Company terminates Executive’s employment for any reason other than as set forth in Sections 6, 7 or 8(a), Executive shall be entitled to receive the Accrued Obligations.  For the avoidance of doubt, expiration of the Term on its own accord shall not be deemed a termination by Company.

(c) Resignation by Executive without Good Reason following the Term. In the event that following the expiration of the Term on its own accord (assuming Executive’s employment has not been terminated prior to such date), Executive resigns without Good Reason, Executive shall be entitled to receive the Accrued Obligations. For the avoidance of doubt, expiration of the Term on its own accord shall not be deemed a resignation by Executive.

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9.	Release.

Notwithstanding anything to the contrary above, all benefits and payments that may become payable pursuant to Section 6, 7 or 8 (other than the Accrued Obligations) are conditioned on Executive, or the representative of Executive’s estate, executing a release of claims and covenant not to sue, in form attached hereto as Exhibit A (the “Release”), and the period provided in such Release having expired without Executive exercising Executive’s right to revoke, not later than sixty (60) days after the Termination Date (subject to Section 15(e)(iv)), and if Executive fails to execute such Release, revokes the Release, or the revocation period has not yet expired by the end of such sixty (60) day period, Executive shall have no right to any such payment or benefit.

10.	Effect on Employee Benefit Plans and Programs and Long-Term Incentive and Equity Awards; Adjustment of Payments and Benefits.

(a) Effect on Employee Benefit Programs. The termination of Executive’s employment hereunder, whether by the Company or Executive, shall have no effect on the rights and obligations of the parties hereto under the Company’s (i) welfare benefit plans including, without limitation, Medical Continuation as provided for herein and, health coverage thereafter but only to the extent required by law, and on the same basis applicable to other employees and (ii) 401(k) Plan but only to the extent required by law and pursuant to the terms of the 401(k) Plan.

(b) Effect on Long-Term Incentive and Equity Awards. The extent to which long-term incentive or equity awards held by Executive vest or become exercisable or payable as a result of a termination of employment for any reason shall be governed exclusively by the terms of the plan or award agreement governing such award.

(c) Adjustment of Payments and Benefits.

(i) Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be paid or provided hereunder, when combined with any other amount payable to Executive, would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided hereunder shall be reduced to the minimum extent necessary so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payments and benefits to be provided, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes). In the event that any payment or benefit intended to be provided hereunder is required to be reduced pursuant to this Section the reduction shall occur in the following order:: (A) by first reducing or eliminating the portion of the payments which are not payable in cash and are not attributable to equity awards (other than that portion of the payments subject to clause (D) hereof), (B) then by reducing or eliminating cash payments (other than that portion of the payments subject to clause (D) hereof), (C) then by reducing or eliminating the portion of the payments which are not payable in cash and are attributable to equity awards (other than that portion of the Payments

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subject to clause (D) hereof) and (D) then by reducing or eliminating the portion of the Payments (whether payable in cash or not payable in cash) to which Treasury Regulation § 1.280G-1 Q/A 24(c) (or successor thereto) applies, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time.

(ii) The determination of whether the any payment or benefit shall be reduced as provided in Section 10(c)(i) hereof and the amount of such reduction shall be made at the Company’s expense by an accounting firm selected by the Company from among the four (4) largest accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with supporting calculations and documentation, to the Company and Executive within forty five (45) days after Executive’s final day of employment, which Determination, absent manifest error, shall be binding, final and conclusive upon the Company and Executive. If the Accounting Firm determines that the payments and benefits to be provided to Executive will not result in any Excess Parachute Payments, it shall furnish Executive with an opinion to that effect. If the Accounting Firm determines that the payments and benefits to be provided to Executive will result in Excess Parachute Payments, it shall furnish Executive with an opinion that no Excess Parachute Payments will be made after the reductions contemplated by Section 10(c)(i) hereof.

11.	Confidential Information.

(a) Executive understands and acknowledges that during Executive’s employment with the Company, Executive will be exposed to Confidential Information (as defined below), all of which is proprietary and which will rightfully belong to the Company (which, for all purposes of this Section 11, shall include the Company Group). Executive shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Executive during Executive’s employment with the Company and shall not, directly or indirectly, at any time, either during or after Executive’s employment with the Company terminates, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential information to any individual or entity other than the Company or its employees, attorneys, accountants, financial advisors, consultants, or investment bankers except as required in the performance of Executive’s duties for the Company or as otherwise required by law, court order or an order of any governmental authority. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b) The term “Confidential Information” shall mean any information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained from the Company or its predecessors or which was learned, discovered, developed, conceived, originated or prepared during or as a result of the performance of any services by Executive on behalf of the Company or its predecessors. For purposes of this Section 11, the Company shall be deemed to include any entity within the Company Group.

(c) Notwithstanding anything to the contrary in this Agreement, no provision contained in this Agreement is intended or should be construed to prevent or impede Executive from voluntarily communicating with any governmental agencies (including, without limitation, the

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Securities and Exchange Commission) regarding possible violations of law, or to limit Executive’s ability to seek or accept a financial award for providing information to any governmental agency.

(d) Notwithstanding any other provision of this Agreement, Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” In addition, nothing in this Agreement shall prohibit you from reporting possible violations of federal law or regulation to or otherwise cooperating with or providing information requested by any governmental agency or entity or making other disclosures or receiving an award for information provided to any governmental agency or entity, in each case that are protected under the whistleblower provisions of federal law or regulation (including, without limitation, Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002). You do not need the prior authorization of the Company to make any such reports or disclosures described in the preceding sentence and are not required to notify the Company that you have made such reports or disclosures.

12.	Return of Documents.

Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive’s employment or at any time as requested by the Company. Executive may, however, retain documents governing their outstanding equity awards.

13.	Non-Compete; Non-Solicitation; Non-Disparagement.

Executive agrees that:

(a) Non-competition.  During the Employment Period, and for a one (1) year period thereafter in the event Executive’s employment is terminated for any reason, Executive shall not, directly or indirectly (other than through a trust for which Executive does not exercise any control), anywhere within the United States, engage in, or own, invest in, manage or control any venture or enterprise primarily engaged in any multi-family residential property development, management or acquisition activities that are competitive with the activities of the Company (which, for all purposes of this Section 13, shall include the Company Group). Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of securities of a company or other entity engaged in such business which is publicly traded, or deferred compensation maintained with a prior employer, so long as Executive has no active participation in the business of such company or other entity. Notwithstanding the forgoing, in the event that Executive’s employment is terminated by the Company without Cause upon or

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following the Company’s election not to extend the Term pursuant to Section 2(a), this Section 13(a) shall not apply following Executive’s employment unless the Company elects to pay Executive severance benefits in accordance with Section 7 as though Executive were terminated without Cause during the Term. Nothing herein shall be read to prohibit the performance of legal duties in contravention of Rule 5.6(a) (1) of the New Jersey Rules of Professional Conduct.

(b) If, at the time of enforcement of this Section 13, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c) For purposes of this Section 13, the Company shall be deemed to include any entity which is controlled, directly or indirectly, by the Company and any entity of which a majority of the economic interest is owned, directly or indirectly, by the Company.

(d) Non-solicitation. Executive agrees that during the Employment Period, and for a one (1) year period thereafter, regardless of the reason for termination, Executive will not, without written consent of the Company, directly or indirectly, including causing, encouraging, directing or soliciting any other person to, contact, approach or solicit (other than, so long as Executive continues to be employed by the Company and makes such contact, approach or solicitation made on behalf of the Company) for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person who is or has been employed or retained in the operation of the Company’s business during the period commencing three (3) months prior to the date of such hiring or offering of employment, or induce, interfere with or solicit, or attempt to induce, interfere with or solicit, any person that is a current or former customer, supplier or other business relation of the Company to terminate its relationship or otherwise cease doing business in whole or in part or reduce the amount of business with the Company.

(e) Non-disparagement. Executive agrees not to disparage the Company or its past and present investors, officers, directors or employees.  The Company shall not authorize any statement disparaging the Executive. Nothing herein requires or shall be read to imply that any testifying party under oath shall state anything other than the truth.

(f) Acknowledgements. Executive acknowledges and agrees that (i) Executive’s obligation to comply with the restrictions in this Section 13 shall be independent of any obligation owed to Executive by the Company (whether under this Agreement or otherwise), and specifically shall not be dependent upon whether Executive is entitled to any form of severance pay or benefits pursuant to this Agreement or otherwise; (ii) no claim against the Company by Executive (whether under this Agreement or otherwise) shall constitute a defense to the enforcement by the Company or its affiliates of the restrictions in this Section 13, (iii) the time limitations and the geographic scope on the restrictions in this Section 13 are reasonable, (iv) the restrictions imposed under this Section 13 are reasonably necessary for the protection of the Company and its goodwill, Confidential Information, and other legitimate business interests and do not impose a greater restraint than necessary to provide such protection, (v) that through this Agreement, Executive

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shall receive adequate consideration for any loss of opportunity associated with the restrictions of this Section 13, and (vi) that the provisions of this Section 13 and its subparts provide a reasonable way of protecting Company’s business value.

(g) Extension of Time. In the event that Executive breaches any covenant, obligation or duty in this Section 13, any such duty, obligation, or covenants to which the parties agreed by this Section 13 shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The duration and length of Executive’s duties and obligations as agreed by this Section 13 shall continue upon the effective date of any such settlement, or judicial or other resolution.

(h) Legal and Equitable Remedies. Upon any material breach by Executive of any of the provisions of Sections 11, 12 or 13, Executive shall immediately, permanently and irrevocably forfeit without payment of consideration of any kind any and all rights to any of the benefits and payments otherwise payable to Executive pursuant to this Agreement (other than the Accrued Obligations). In addition, in view of the nature of the rights in goodwill, employee relations, trade secrets, and business reputation and prospects of the Company to be protected under Sections 11, 12 and 13, Executive understands and agrees that the Company could not be reasonably or adequately compensated in damages in an action at law for Executive’s breach of Executive’s obligations (whether individually or together) under Sections 11, 12 or 13. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief, specific performance, and other equitable relief to enforce the provisions of Sections 11, 12 and 13, and that such relief may be granted without the necessity of proving actual damages, and without bond. EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE PROVISIONS IN SECTIONS 11, 12 AND 13 ARE ESSENTIAL AND MATERIAL TO THIS AGREEMENT, AND THAT UPON MATERIAL BREACH OF SECTIONS 11, 12 OR 13 BY EXECUTIVE, COMPANY IS ENTITLED TO WITHHOLD PROVIDING PAYMENTS OR CONSIDERATION, TO EQUITABLE RELIEF TO PREVENT CONTINUED BREACH, TO RECOVER DAMAGES AND TO SEEK ANY OTHER REMEDIES AVAILABLE TO COMPANY. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages or other remedies in addition to equitable relief.

14.	Successors.

(a) Company’s Successors. This Agreement may not be assigned by the Company except to a successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the Company’s business and/or assets, and the Company shall require any such successor to assume expressly and agree to perform this Agreement, in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. As used in this Agreement, “Company” shall mean the Company as defined herein and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, contract or otherwise.

(b) Executive’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives,

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executors, administrators, successors, heirs, distributes, devisees and legatees. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than Executive’s rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution.

15.	Miscellaneous Provisions.

(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, on the first business day after being sent by reputable overnight courier, or on the third business day after being mailed by U.S. registered or certified mail, return receipt requested and postage prepaid, and addressed to Executive at the address shown on the Company’s personnel records, with a copy, which shall not constitute notice, to Evan Belosa, Esq., McDermott Will & Emery LLP, 1 Vanderbilt Avenue, New York, New York 10017, ebelosa@mwe.com, or to the Company at the address set forth below, or such other address as a party shall give notice of by notice given in the same manner:

Veris Residential, Inc.
Harborside 3
210 Hudson St., Suite 400
Jersey City, NJ 07311
Attn: Chief Executive Officer

(b) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(c) Interpretation. When a reference is made in this Agreement to sections, subsections or clauses, such references shall be to a section, subsection or clause of this Agreement, unless otherwise indicated. The words “herein” and “hereof’ mean, except where a specific section, subsection or clause reference is expressly indicated, the entire Agreement rather than any specific section, subsection or clause. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to in each case to be followed by the words “without limitation”. The headings of the sections or subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

(e) Section 409A of the Code. To the extent applicable, it is intended that payments and benefits provided hereunder be exempt from or comply with Section 409A of the Code and the guidance promulgated thereunder (collectively, “Section 409A”). This Agreement shall be administered in a manner consistent with this intent and if Executive or the Company believes, at any time, that any of such payment or benefit is not exempt or does not so comply, Executive or

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the Company shall promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of such arrangement such that it is exempt or complies (with the most limited possible economic effect on Executive and on the Company) or to minimize any additional tax, interest and/or penalties that may apply under Section 409A if exemption or compliance is not practicable. In furtherance of the foregoing, the following provisions shall apply notwithstanding anything to the contrary in this Agreement:

(i) To the extent applicable, each and every payment to be made pursuant to this Agreement shall be treated as a separate payment and not as one of a series of payments treated as a single payment for purposes of Treasury Regulation §1.409A-2(b)(2)(iii).

(ii) If Executive becomes entitled to receive any payment that constitutes deferred compensation subject to Section 409A upon a termination of employment, and such termination of employment does not constitute a “separation from service” as defined in Section 409A, payment of such amount shall be deferred, without interest, and paid on the earlier of the date Executive incurs a separation from service, as so defined (subject to subsection (f)(iii)) below, or the date of Executive’s death.

(iii) If Executive is a “specified employee”, as defined in Section 409A on the date Executive incurs a separation from service, any amount that becomes payable by reason of such separation from service that constitutes deferred compensation subject to Section 409A, including any amount deferred pursuant to subsection (f)(ii) above, shall be deferred, without interest, and paid on the earlier of the first business day of the seventh month following the month that includes Executive’s separation from service, or the date of Executive’s death.

(iv) If the sixty (60) day period described in Section 9 ends in the calendar year following the year that includes the Termination Date, no amount that is subject to Section 409A, the payment of which is dependent upon the execution of the Release, shall be paid until the first business day of the calendar year following the year that includes the Termination Date, regardless of when the Release is signed.

(v) Any reimbursement of any expense payable to Executive that constitutes taxable income shall be paid not later than the last day of the year following the year in which the expense is incurred, and all reimbursements and in-kind benefits shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv).

(vi) The Company shall not be obligated to guarantee any particular tax result for Executive with respect to any payment or benefit provided to Executive hereunder, and Executive shall be responsible for any taxes, additional taxes or penalties imposed on Executive in connection with any such payment or benefit with respect to Section 409A or any other obligation to pay taxes.

(f) Legal Fees. If any contest or dispute shall arise between the Company and Executive regarding or as a result of any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims pursued or defended in connection with such contest or dispute. Such reimbursement shall

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be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed).

(g) Timing of and No Duplication of Payments.  All payments payable to Executive pursuant to this Agreement shall be paid as soon as practicable after such amounts have become fully vested and determinable. In addition, Executive shall not be entitled to receive duplicate payments under any of the provisions of this Agreement.

(h) Modification or Waiver.

No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

The respective rights and obligations of the parties hereunder shall survive Executive’s termination of employment and termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(i) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws thereunder. The parties agree that any dispute regarding this Agreement and/or Executive’s employment shall be resolved in the Federal or State Courts of New Jersey for the county in which the Company’s executive offices are located.

(j) Indemnification.  In the event Executive is made party or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of Executive’s employment with or serving as an officer or employee of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity, the Company shall indemnify, hold harmless and defend Executive to the fullest extent authorized by Maryland law, as the same exists and may hereafter be amended, against any and all claims, demands, suits, judgments, assessments and settlements including all expenses incurred or suffered by Executive in connection therewith (including, without limitation, all reasonable legal fees incurred using counsel reasonably acceptable to Executive) and such indemnification shall continue as to Executive even after Executive is no longer employed by the Company Group and shall inure to the benefit of her heirs, executors, and administrators. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such expenses; but, only in the event that Executive shall have delivered in writing to the Company an undertaking in form and substance reasonably acceptable to the Company to reimburse the Company for expenses with respect to which

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Executive is not entitled to indemnification. The provisions of this Section shall remain in effect after this Agreement is terminated irrespective of the reasons for termination. The indemnification provisions of this Section shall not supersede or reduce any indemnification provided to Executive under any separate agreement, or the by-laws of the Company since it is intended that this Agreement shall expand and extend Executive’s rights to receive indemnity.

(k) Survival of Agreements. The provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13 and 15 each shall survive the Term and termination of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Company:

VERIS RESIDENTIAL, INC.

By:	/s/ Mahbod Nia
Name:	Mahbod Nia
Its:	Chief Executive Officer

Executive:

/s/ Taryn Fielder
Taryn Fielder

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